Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 450 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity U.S. Bond Index Fund of our reports dated October 18, 2018 relating to the financial statements and financial highlights included in the August 31, 2018 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts November 23, 2018